UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 17, 2006
Citizens Banking Corporation
(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

000-10535	38-2378932
(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502
(Address of Principal Executive Offices)	(Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01.	Entry into a Material Definitive Agreement.
On February 17, 2006, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Citizens Banking Corporation (the “Company”) approved the payment of cash bonuses in the following amounts to the individuals who will be “named executive officers” in the Company’s proxy statement for the 2006 annual meeting of shareholders:

Name	Title	Amount
William R. Hartman	Chairman, President and Chief Executive Officer	$506,200

Charles D. Christy	Executive Vice President and Chief Financial Officer	$149,200

John D. Schwab	Executive Vice President and Chief Credit Officer	$125,000

Clinton A. Sampson	Executive Vice President and Regional Chairman	$95,200

Randall J. Peterson	Executive Vice President and Regional Chairman	$92,200
These bonuses were awarded under the Company’s Management Incentive Plan. Participation in the Plan was triggered by achieving certain EPS and ROE targets. Bonus amounts are comprised of a 75% nondiscretionary portion and a 25% discretionary portion. The nondiscretionary portion of each bonus was a function of (i) the executive’s salary, (ii) the “participation rate” established by the Committee for the executive, and (iii) the performance of the Company in terms of certain targets for a) net interest income, b) fee income, c) expenses, d) net charge-offs, and e) non-performing assets. These targets were weighted so as to place the most emphasis on net interest income, less on fee income, still less on expenses and the least on net charge-offs and non-performing assets. There was a minimum threshold for each target which must have been achieved before any bonus was awarded in connection with that target. The discretionary portion of each bonus was determined through a subjective analysis by the chief executive officer of each of the executives’ performance for 2005 and took into consideration the degree of accomplishment of certain other initiatives undertaken by the executives.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS BANKING CORPORATION

By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its:	General Counsel and Secretary
Date: February 23, 2006